EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:

AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Bob Jones/ Greg Gin (646) 201-5447/ (646) 445-4801 bjones@evcgroup.com; ggin@evcgroup.com Doug Sherk (415) 652-9100 dsherk@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal 2012 Third Quarter Financial Results

ALBANY, N.Y. April 4, 2012 – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fiscal 2012 third quarter and nine months ended February 29, 2012.

Net sales in the third quarter were $51.6 million, compared to $54.6 million reported in the prior year period. U.S. sales were $43.6 million, compared to $48.3 million in the third quarter of fiscal 2011. International sales grew 26% to $7.9 million from the prior year period. Vascular sales were $37.9 million, compared to $38.3 million from the third quarter a year ago. Oncology/Surgery sales were $13.7 million, including $2.0 million in NanoKnife® System sales, compared to $16.3 million and $1.9 million, respectively, in the prior year period. Excluding LC Beads™, a product line discontinued after the expected conclusion of the U.S. distribution agreement on December 31, 2011, third quarter net sales for the Company and the Oncology/Surgery division were essentially unchanged from the prior year period. LC Beads sales were $4.2 million in the quarter and $6.7 million in the third quarter a year ago.

Gross margin in the third quarter was 57.0% compared to 58.0% a year ago, with the current period margin reduced by $900,000 in costs related to improving the Company’s quality system (the Quality Call to Action program) and $400,000 in product recall costs. The Company reported an operating loss of $2.8 million in the third quarter, inclusive of $5.0 million in acquisition and restructuring costs. Excluding the $6.3 million of costs noted above, operating income was $3.6 million compared with $5.2 million a year ago. Net loss in the third quarter was $1.8 million, or $0.07 per share. Excluding the costs noted above, net income was $2.3 million, or $0.09 per share, compared to $3.8 million, or $0.15 per share, in the third quarter a year ago.

During the third quarter, AngioDynamics generated net cash flow from operations of $6.8 million. Excluding the impact of the items noted above, net cash flow from operations would have been $8.6 million in the third quarter. Cash and investments totaled $143.0 million at February 29, 2012. The Company did not repurchase any shares during the fiscal 2012 third quarter under its common stock repurchase program and plans no further repurchases prior to May 31, 2012, when the authorization expires.

“Third quarter net sales reflect continued strength in our VenaCure EVLT® System and strong international demand for our products, offset by the negative impact voluntary product recalls and supply constraints had on U.S. sales,” said Joseph DeVivo, President and CEO. “These factors, combined with the significant investment we are making to improve our quality systems, impacted operating results this quarter.

“Shortly after I joined AngioDynamics last year, and as part of the Company’s response to investigational observations received from the FDA, our team developed and began to implement a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities,” Mr. DeVivo continued. “We have engaged a team of external regulatory and quality experts, as well as reallocated significant engineering and product development resources, to accelerate and support this in-depth, corporate-wide initiative. We recently communicated our plans, and our progress toward achieving world-class quality systems, to the FDA. These initiatives are ongoing, and we expect to invest approximately $1.5 million in our Quality Call to Action program in the fourth quarter. These investments will allow AngioDynamics to emerge a stronger company.”

During the quarter, the Company announced the proposed acquisition of privately-held Navilyst Medical, a global medical device company with particular strengths in the vascular access, interventional radiology and interventional cardiology markets. The acquisition will significantly expand AngioDynamics’ scale, doubling its share of the vascular access market, while building critical mass in the peripheral vascular market. The acquisition is expected to close in the Company’s fourth quarter ended May, 31, 2012.

“We are excited about the scale, technology and operational excellence that Navilyst will bring to AngioDynamics,” Mr. DeVivo explained “Following the transaction’s close, AngioDynamics will have No. 1 or No. 2 competitive positions in each of its key markets. The acquisition will improve our existing sales capabilities and operations, while providing a solid platform to take advantage of future growth opportunities.”

Highlights of the quarter, and more recent activities, include the following:

•
AngioDynamics recently announced a strategic relationship with Microsulis Medical Ltd, a company specializing in minimally invasive, microwave ablation technology. The relationship includes a $5 million equity investment, international distribution rights, and an exclusive option to purchase the microwave ablation technology and other assets of the company.

•
Five oral presentations were given at the Society of Interventional Radiology’s (SIR) Annual Scientific Meeting in San Francisco on clinical experience with the NanoKnife® System. This included a company-sponsored phase II prospective, multicenter clinical study in Europe to evaluate the NanoKnife System for first-line treatment of liver cancer. It also included two presentations on experience with pancreatic cancer, one of which was highlighted in a press release issued by SIR and a press conference.

•
An oral presentation was delivered at the Society of Surgical Oncology (SSO) conference in Orlando regarding clinical experience with the NanoKnife® System on pancreatic cancer. An evaluation of registry data administered by the University of Louisville, Department of Surgery, Division of Surgical Oncology, the authors reported a significant improvement in local progression-free survival, 14 versus six months. Improvement also was reported for distant progression-free survival, 15 versus nine months. Overall survival increased to 20 months versus 13 months.

•	Receipt of U.S. FDA 510(k) Market Clearance for AngioDynamics’ NeverTouch Direct™ Procedure Kit for use with the Company’s VenaCure EVLT® Laser Vein Ablation System.

•	Continued double-digit growth of VenaCure EVLT System sales, driven by the strong performance of the VenaCure® 1470nm laser and NeverTouch® procedure kits.

•
AngioDynamics launched the DuraFlow™ 2 Chronic Dialysis Catheter, which features a redesigned kit that is more convenient for institutions looking to better control inventories, and also expands the product’s appeal to vascular access centers where 45% of all chronic dialysis catheter placements occur.

For the nine months ended February 29, 2012, net sales were $164.1 million, a 3% increase over the $159.5 million reported for the prior year period. Gross margin for the nine months ended February 29, 2012, was 57.8% compared with 58.5% for the nine months ended February 28, 2011. For the nine months ended February 29, 2012, operating income was $3.9 million, compared to $14.1 million for the year ago period. Net income was $1.9 million, or $0.08 per share, compared to $9.0 million, or $0.36 per share, reported for the prior year period. Excluding the Quality Call to Action program, product recall, acquisition and restructuring costs, net income was $8.5 million, or $0.34 per share, in the nine month period compared with $9.5 million, or $0.38 a year ago.

Fiscal 2012 Fourth Quarter Guidance

As shown in the tables below, the Company updated its guidance for fiscal 2012 to reflect nine month results and its outlook for the fourth quarter. The guidance is inclusive of a $0.15 loss per share impact from the NanoKnife System program, approximately $20 million in R&D spending in fiscal 2012 and $0.3 million to be recorded as a restructuring cost in the fourth quarter for the closure of a facility in the UK. The Company anticipates that it will invest approximately $1.5 million in its Quality Call to Action program during the fourth quarter. The Company expects to close the acquisition of Navilyst Medical in May 2012; however, the guidance does not reflect any operating results for Navilyst in fiscal 2012, or any of the acquisition or restructuring costs that will be reflected in the fourth quarter.

FY 2012 GUIDANCE, INCLUDING ITEMS (GAAP)
($ in mil's, except EPS)
	Q4	FY 2012
Sales ($)	52.1 - 54.1	216.2 - 218.2
Sales Growth (%)	(8)% - (4)%	0% - 1%
Gross Margin (%)	57.5% - 58.5%	57.0% - 58.0%
Operating Income ($)	1.7 - 2.7	5.5 – 6.5
EBITDA ($)	5.2 - 6.2	18.8 – 19.8
EPS ($)	0.04 - 0.06	0.12 - 0.14

FY 2012 GUIDANCE, EXCLUDING ITEMS (Non-GAAP)*
($ in mil's, except EPS)
	Q4	FY 2012
Sales ($)	52.1 - 54.1	216.2 - 218.2
Sales Growth (%)	(8)% - (4)%	0% - 1%
Pro Forma Sales Growth (%)**	8% - 13%	4% - 6%
Gross Margin (%)	60.5% - 61.5%	59.0% - 60.0%
Operating Income ($)	3.5 - 4.5	17.6 - 18.6
EBITDA ($)	7.0 - 8.0	30.9 - 31.9
EPS ($)	0.09 - 0.11	0.42 - 0.44
* Excludes Quality Call to Action program, product recall, acquisition and restructuring costs. ** Pro Forma Sales Growth excluding LC Beads in all periods

Conference Call

AngioDynamics management will host a conference call to discuss its third quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (877) 941-0844. In addition, individuals can listen to the live call and the replay on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported pro forma sales growth, non-GAAP gross margin, non-GAAP operating income, non-GAAP EBITDA (income before interest, taxes, depreciation and amortization), non-GAAP net income and non-GAAP earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2011 and its Quarterly report on Form 10-Q for the period ended November 30, 2011. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. NanoKnife has not been cleared for the treatment or therapy of a specific disease or condition. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Nine months ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$51,567	$54,648	$164,097	$159,527
Cost of sales	22,153	22,927	69,307	66,250
Gross profit	29,414	31,721	94,790	93,277
% of net sales	57.0%	58.0%	57.8%	58.5%

Operating expenses
Research and development	4,574	5,322	15,289	15,824
Sales and marketing	15,802	14,553	47,958	42,790
General and administrative	4,434	4,346	13,371	13,105
Amortization of intangibles	2,320	2,252	6,914	6,660
Acquisition and restructuring	5,041	-	7,372	772
Total operating expenses	32,171	26,473	90,904	79,151
Operating income (loss)	(2,757)	5,248	3,886	14,126
Other income (expense), net	(123)	(178)	(1,094)	(968)
Income (loss) before income taxes	(2,880)	5,070	2,792	13,158
Provision for (benefit from) income taxes	(1,112)	1,259	858	4,180
Net income (loss)	$(1,768)	$3,811	$1,934	$8,978

Earnings (Loss) per common share
Basic	$(0.07)	$0.15	$0.08	$0.36
Diluted	$(0.07)	$0.15	$0.08	$0.36

Weighted average common shares
Basic	25,129	24,902	25,114	24,833
Diluted	25,129	25,174	25,289	25,085

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA and non-GAAP Adjusted EBITDA:

	Three months ended		Nine months ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Operating income (loss)	$(2,757)	$5,248	$3,886	$14,126

Amortization of intangibles	2,320	2,252	6,914	6,660
Depreciation	868	876	2,547	2,452
EBITDA	431	8,376	13,347	23,238

Quality Call to Action Program	912	-	912	-
Product recalls	438	-	1,879	-
Acquisition and restructuring	5,041	-	7,372	772
Adjusted EBITDA	$6,822	$8,376	$23,510	$24,010

EBITDA per common share
Basic	$0.02	$0.34	$0.53	$0.94
Diluted	$0.02	$0.33	$0.53	$0.93

Adjusted EBITDA per common share
Basic	$0.27	$0.34	$0.94	$0.97
Diluted	$0.27	$0.33	$0.93	$0.96

Weighted average common shares
Basic	25,129	24,902	25,114	24,833
Diluted	25,129	25,174	25,289	25,085

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended		Nine months ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net Sales by Product Category
Vascular
Peripheral Vascular	$22,852	$21,856	$66,899	$64,561
Access	15,062	$16,477	45,863	47,206
Total Vascular	37,914	38,333	112,762	111,767
Oncology/Surgery	13,653	16,315	51,335	47,760
Total	$51,567	$54,648	$164,097	$159,527

Net Sales by Geography
United States	$43,629	$48,338	$140,587	$140,513
International	7,938	6,310	23,510	19,014
Total	$51,567	$54,648	$164,097	$159,527

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	February 29,	May 31,
	2012	2011
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$34,047	$45,984
Marketable securities	108,980	85,558
Total cash and investments	143,027	131,542

Receivables, net	26,723	27,141
Inventories, net	28,158	28,126
Deferred income taxes	3,788	2,821
Prepaid income taxes	1,495	503
Prepaid expenses and other	7,858	4,172
Total current assets	211,049	194,305

Property, plant and equipment, net	23,148	23,804
Intangible assets, net	41,530	48,037
Goodwill	161,951	161,951
Deferred income taxes	5,164	5,835
Other non-current assets	3,765	3,489
Total Assets	$446,607	$437,421

Liabilities and Stockholders' Equity
Current portion of long-term debt	$295	$275
Other current liabilities	28,899	25,232
Long-term debt, net of current portion	6,050	6,275
Total Liabilities	35,244	31,782

Stockholders' equity	411,363	405,639
Total Liabilities and Stockholders' Equity	$446,607	$437,421
		-
Shares outstanding	25,195	24,986

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine months ended
	February 29,	February 28,
	2012	2011
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$1,934	$8,978
Depreciation and amortization	9,461	9,112
Tax effect of exercise of stock options	(237)	(97)
Deferred income taxes	(247)	2,437
Stock-based compensation	2,998	3,402
Other	323	(92)
Changes in operating assets and liabilities
Receivables	372	1,440
Inventories	(277)	55
Accounts payable and accrued liabilities	3,457	(5,633)
Other	(5,282)	2,371
Net cash provided by operating activities	12,502	21,973

Cash flows from investing activities:
Additions to property, plant and equipment	(1,879)	(1,972)
Acquisition of intangible and other assets	(500)	(1,084)
Proceeds from sales of intangible and other assets	1,000	-
Purchases, sales and maturities of marketable securities, net	(24,061)	(44,282)
Net cash provided by (used in) investing activities	(25,440)	(47,338)

Cash flows from financing activities:
Repayment of long-term debt	(205)	(195)
Proceeds from exercise of stock options and ESPP	3,312	2,012
Repurchase and retirement of shares	(2,104)	-
Net cash provided by financing activities	1,003	1,817

Effect of exchange rate changes on cash	(2)	42
Decrease in cash and cash equivalents	(11,937)	(23,506)

Cash and cash equivalents
Beginning of period	45,984	58,763
End of period	$34,047	$35,257